UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): May 17, 2011 (May 16, 2011)

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34542	86-0891931
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

21F Kineer Plaza
226 Jinshui Road
Zhengzhou, Henan Province
People’s Republic of China 450008
People’s Republic of China
(Address of principal executive offices)

(86) 371-8612-7222
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 9, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of China Valves Technology, Inc., a Nevada corporation (the “Company”), approved the grant of restricted stock to certain officers of the Company. On May 16, 2011, the Company entered into a restricted stock grant agreement (the “Restricted Stock Grant Agreement”) with each of the officers.

Pursuant to the Restricted Stock Grant Agreement, the Company granted 500,000 shares of restricted stock to Mr. Jianbao Wang, the Company’s Chief Executive Officer, 250,000 shares to Mr. Gang Wei, the Company’s Chief Financial Officer, and 125,000 shares to Mr. Renrui Tang, the Company’s Vice President of Finance. 125,000 shares of Mr. Wang’s restricted stock will vest immediately. The remaining shares will vest in three equal installments (or 125,000 shares each installment) over a three-year period starting from January 1, 2012 subject to the criteria set forth therein. The first installment will vest on January 1, 2012 after the Company has changed its auditor and has made improvement in its internal control or upon approval by the Board and the Compensation Committee. The Compensation Committee will determine the criteria upon which the vesting of the second and third installments will be based. The restricted stock for Mr. Wei and Mr. Tang will vest in three equal annual installments over a three-year period starting from January 1, 2012 subject to the criteria set forth therein. The first installment will vest on January 1, 2012 after the Company has changed its auditor and has made improvement in its internal control or upon approval by the Board and the Compensation Committee. The Compensation Committee will determine the criteria upon which the vesting of the second and third installments will be based.

A form of the Restricted Stock Grant Agreement of the Company is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(d)	Exhibits.

Number	Description
10.1	Form of Restricted Stock Grant Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Valves Technology, Inc.

Date: May 17, 2011

/s/ Jianbao Wang
Jianbao Wang
Chief Executive Officer

EXHIBIT INDEX

Number	Description
10.1	Form of Restricted Stock Grant Agreement.